Exhibit 99.1

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ISP                                                                     NEWS

INTERNATIONAL SPECIALTY PRDUCTS
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       INTERNATIONAL SPECIALTY HOLDINGS AND ITS SUBSIDIARIES COMMENCE CASH
         TENDER OFFERS AND CONSENT SOLICITATIONS FOR OUTSTANDING NOTES


NEW YORK - January 19, 2006 - International Specialty Holdings Inc. ("Holdings") and ISP Chemco Inc. ("Chemco"), ISP Chemicals Inc., ISP Minerals Inc. and ISP Technologies Inc. (the "Chemco Purchasers" and, together with Holdings, the "Purchasers") announced today that each of Holdings and the Chemco Purchasers has respectively commenced cash tender offers to purchase all of the outstanding $200,000,000 in aggregate principal amount of the 10.625% Senior Secured Notes due 2009 issued by Holdings (the "Holdings Notes") and all of the outstanding $405,000,000 in aggregate principal amount of the 10.25% Senior Subordinated Notes due 2011 issued by the Chemco Purchasers (the "Chemco Notes"), as well as related consent solicitations to amend the indentures governing each of the Holdings Notes and the Chemco Notes. The tender offers, as well as the related consent solicitations, are being made upon the terms and subject to the conditions set forth in the Purchasers' Offer to Purchase and Consent Solicitation Statement dated January 19, 2006. Each tender offer is scheduled to expire at 9:00 a.m., New York City time, on February 16, 2006, unless extended or earlier terminated.

         The total consideration to be paid in cash for each $1,000 principal amount of validly tendered Holdings Notes, subject to the terms and conditions of the tender offer and consent solicitation, will be a fixed price of $1,055.63 which includes a $2.50 consent payment for holders who tender their Holdings Notes and deliver their related consents on or prior to 5 p.m., New York City time, on February 1, 2006 (unless extended or earlier terminated).

         The total consideration to be paid in cash for each $1,000 principal amount of validly tendered Chemco Notes, subject to the terms and conditions of the tender offer and consent solicitation, will be based on a fixed spread of 50 basis points over the 2.75% U.S. Treasury Note due June 30, 2006. This total consideration includes a $10.00 consent payment for holders who tender their Chemco Notes and deliver their related consents on or prior to 5 p.m., New York City time, on February 1, 2006 (unless extended or earlier terminated).

         In addition, holders of each of the Holdings Notes and the Chemco Notes who validly tender their Notes and whose Notes are accepted for payment will be eligible to receive accrued and unpaid interest up to, but not including, the payment date.

         In conjunction with the offers to purchase, the Purchasers are soliciting consents to eliminate substantially all of the restrictive covenants and certain of the events of default contained in the respective indentures governing the Holdings Notes and Chemco Notes, as well as modify or eliminate certain other provisions contained in the indentures. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of each series of Notes. Holders must validly tender their Notes and deliver their consents on or prior to 5 p.m., New York City time, on February 1, 2006 (unless extended or earlier terminated) in order to

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receive the applicable consent payment. Holders tendering Notes after such date will not be eligible to receive the applicable consent payment.

         The tender offer is conditioned upon, among other things, the Purchasers receiving the requisite consents from each series of Notes and certain of the Chemco Purchasers entering into a new senior secured credit facility in an amount sufficient to pay, among other things, the consideration for all validly tendered Holdings Notes and Chemco Notes. In connection with the consummation of the tender offers and entering into this new credit facility, Holdings intends to contribute to Chemco its Synthetic Elastomers division. We refer you to the filings made by Holdings with the U.S. Securities and Exchange Commission for more information with respect to the Synthetic Elastomers divisions.

         The Purchasers have retained UBS Securities LLC and Bear, Stearns & Co. Inc. to act as Dealer Managers in connection with the tender offer. Questions about the tender offer may be directed to the Liability Management Group of UBS Securities LLC at (888) 722-9555 x4210 (toll free), the Global Liability Management Group of Bear, Stearns & Co. Inc. at (877) 696-2327 (toll free), or to D.F. King & Co., the Information Agent for the tender offers and consent solicitations, at (212) 269-5550 (collect) or (800) 628-8536 (toll free).

         A more comprehensive description of the tender offers and consent solicitations can be found in the Purchasers' Offer to Purchase and Consent Solicitation Statement and the related Letters of Transmittal dated January 19, 2006. Copies of these documents and other related documents can be obtained from the Information Agent.

         This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of the Holdings Notes and Chemco Notes should tender their securities pursuant to the tender offers. The tender offers are made only by the Offer to Purchase and Consent Solicitation Statement dated January 19, 2006.

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International Specialty Products Inc. ("ISP"), the parent company of
International Specialty Holdings Inc. and ISP Chemco Inc., is a leading multinational manufacturer of specialty chemicals, industrial chemicals, synthetic elastomers and mineral products. ISP sells over 400 specialty and industrial chemicals and synthetic elastomer and minerals products to approximately 6,000 customers from a variety of industries in over 90 countries. ISP's headquarters is located in Wayne, New Jersey, USA.

This press release may contain "forward-looking statements" within the meaning of the federal securities laws and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause the actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the filings made by International Specialty Holdings Inc. and ISP Chemco Inc. with the U.S. Securities and Exchange Commission and are incorporated herein by reference.


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